National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
Tel:	(818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for May 17, 2007

Contact:	BPC Financial Marketing	National Technical Systems
John Baldissera	William McGinnis, President and CEO
800-368-1217	818-591-0776

NATIONAL TECHNICAL SYSTEMS ANNOUNCES THE

PROMOTION OF RAFFY LORENTZIAN TO CHIEF FINANCIAL OFFICER

CALABASAS, CA (May 17, 2007)....National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of test and engineering services, announced the promotion of Raffy Lorentzian to Chief Financial Officer and Senior Vice President effective immediately. Mr. Lorentzian had been Vice President and Chief Accounting Officer of NTS since June 2000 when he was promoted from his position as Controller, a position he held since joining the company in October 1997. He will continue to report to William McGinnis, President and Chief Executive Officer.

“Raffy has been invaluable in his role as Chief Accounting Officer, and with his broad base of financial experience and expertise, is well-prepared to take on this new financial leadership role”, said William McGinnis. “Raffy has been directly involved with acquisitions and financial processes improvement and I am confident that his extensive industry experience and strong financial and accounting skills, that are critical to our growth and future success, will serve our Company well.”

Mr. Lorentzian has over 25 years of financial and accounting management experience with public companies. Prior to joining NTS, Mr. Lorentzian served from 1986 to 1997, as Controller and Vice President of Finance at Martin Lawrence Limited Editions, Inc. He holds a Bachelor of Science degree in Accounting from Bentley College.

Lloyd Blonder, former Chief Financial Officer, has been dealing with recent health issues and will continue on as Treasurer. “Lloyd will be available to support NTS by providing guidance and insight to many of the financial aspects of the organization as we continue to expand and grow”, said William McGinnis.

About National Technical Systems, Inc

.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and engineering solutions. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # # #